Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2018, with respect to the consolidated financial statements included in the Annual Report of Medical Transcription Billing, Corp. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Medical Transcription Billing, Corp. on Form S-3 (File No. 333-210391) and on Forms S-8 (File No. 333-203228 and 333-217317).

/s/ GRANT THORNTON LLP

Iselin, New Jersey

March 7, 2018